EXHIBIT 10.8b
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”), dated this 19th day of February, 2018, is retroactively effective as of October 3, 2017 (“Effective Date”). This Amendment is entered into by and between KAR Auction Services, Inc. (“Employer”) and Rebecca Polak (“Employee”). This Amendment amends the Employment Agreement dated December 17, 2013 (“Agreement”) between Employer and Employee pursuant to Paragraph 10(d) of the Agreement.
RECITALS
A.    Employer desires to change its senior management structure by adding a Chief Legal Officer (“CLO”) position;
B.    Employer further desires to change its senior management structure by adding a President of TradeRev (“President of TradeRev”) position;
C.    Employer desires for Employee to take on the roles of CLO and Secretary of Employer, and President of TradeRev, as her position with Employer; and
D.    Employee desires to now be both Employer’s CLO and Secretary, and President of TradeRev.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including, but not limited to, the continued employment of Employee by Employer), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    The first sentence of Paragraph 2 of the Agreement, which currently reads:
Title and Duties. During the Employment Period, Employee shall serve as the Executive Vice President, General Counsel, and Secretary of Employer and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonable assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”).
Shall now be amended to read:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Legal Officer and Secretary of Employer, and President of TradeRev, and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”).
2.    Employee agrees that the change to her position outlined in Paragraph 1 of this Amendment does not constitute a “Good Reason” for termination of the Agreement by Employee as that term is defined in Paragraph 4(c) of the Agreement.
3.    Continuation of Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Agreement.
4.    Complete Agreement. This Amendment and the Agreement contain the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.
5.    Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by electronic or facsimile transmission, and each of such counterparts, whether an original or an electronic or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the date first set forth above.

“Employer”	“Employee”

KAR AUCTION SERVICES, INC.

By: /s/ James P. Hallett	/s/ Rebecca C. Polak

Printed: James P. Hallett

Title: Chief Executive Officer